                                                                EXHIBIT 2.2
                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER dated as of January 16, 1997 among CONSOLIDATED CAPITAL OF NORTH AMERICA, INC., a Colorado corporation ("Consolidated Capital"); CONSOLIDATED LAND & CATTLE COMPANY, a Colorado corporation and a wholly owned subsidiary of Consolidated Capital ("Consolidated Acquisition"); MESSRS. RAYMOND E. MCELHANEY, BILL M. CONRAD and RONALD R. MCGINNIS (each a "Management Shareholder" and collectively the "Management Shareholders"); ANGELES ACQUISITION CORP., a Delaware corporation ("Angeles Acquisition"), which is the holder of 100% of the outstanding shares of ANGELES METAL TRIM CO., a California corporation ("Angeles Metal") which in turn owns 100% of the outstanding shares of CALIFORNIA BUILDING SYSTEMS, INC., a Nevada Corporation ("CBS"); and STONE PINE COLORADO, L.L.C., a Colorado limited liability company ("Stone Pine").

                              W I T N E S S E T H:

                 WHEREAS, the Management Shareholders beneficially own 66.97% of the outstanding shares of Consolidated Capital;

                 WHEREAS, the respective Boards of Directors of Consolidated Capital, Consolidated Acquisition and Angeles Acquisition have approved the merger of Consolidated Acquisition and Angeles Acquisition;

                 WHEREAS, to effect such transaction, the respective Boards of Directors of Consolidated Capital, Consolidated Acquisition and Angeles Acquisition, and Consolidated Capital acting as the sole shareholder of Consolidated Acquisition and Stone Pine acting as the sole shareholder of Angeles Acquisition, have approved the merger of Consolidated Acquisition and Angeles Acquisition (the "Merger"), pursuant and subject to the terms and conditions of this Agreement;

                 WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                  ARTICLE I

                                 THE MERGER

         1.1 THE MERGER. At the Effective Time (as hereinafter defined), Consolidated Acquisition shall be merged with and into Angeles Acquisition (Consolidated Acquisition and Angeles Acquisition are sometimes referred to herein as the "Constituent Corporations"), the separate corporate existence of Consolidated Acquisition shall cease and Angeles Acquisition shall continue as the surviving corporation under the corporate name "Angeles Acquisition" (the "Surviving Corporation") all upon the terms and subject to the conditions provided for in this Agreement and pursuant to the Delaware General Corporation Law (the "DGCL") and the Colorado Business Corporation Act (the "CBCA"). For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         1.2 CLOSING AND EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of the State of Delaware and the Secretary of State of the State of Colorado or at such later time on the Closing Date as is provided in the Certificate of Merger (the "Effective Time"). As a result of the Merger, Angeles Acquisition shall become a wholly-owned subsidiary of Consolidated Capital.

         1.3 EFFECTS OF THE MERGER. The Merger shall have the effects specified in the DGCL and the CBCA and, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

         1.4 CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall be and remain the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions therein and as provided by the DGCL. The By-Laws of the Surviving Corporation in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with its terms. The initial directors and officers of the Surviving Corporation shall be the directors and officers of the Surviving Corporation immediately prior to the Effective Time, in each case until their successors are duly elected and qualified.

         1.5 CONVERSION AND CANCELLATION OF SHARES IN THE MERGER. As of the Effective Time, by virtue of the Merger and without any action on the part of Consolidated Capital, Consolidated Acquisition, Angeles Acquisition or the holder of any shares of Consolidated Acquisition or Angeles Acquisition:

         (a) CAPITAL STOCK OF CONSOLIDATED ACQUISITION. Each issued and outstanding share of the capital stock of Consolidated Acquisition shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01, of the Surviving Corporation.

         (b) CAPITAL STOCK OF ANGELES ACQUISITION. Each issued and outstanding share of the capital stock of Angeles Acquisition shall be converted into the right to receive 86,380.03 shares of Common Stock, par value $.0001 per share, of Consolidated Capital (the "Merger Shares") with the result that after the Effective Time, Angeles Acquisition will become a wholly owned subsidiary of Consolidated Capital and Angeles Metal Trim will be a wholly owned subsidiary of Angeles Acquisition. All such converted shares of Angeles Acquisition shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.

         1.6 STOCK ISSUANCE. Contemporaneously with the Closing, Consolidated Capital shall issue and sell 5,496,911 shares of Common Stock of Consolidated Capital (the "Investor Shares").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES


         2.1 REPRESENTATIONS AND WARRANTIES OF CONSOLIDATED CAPITAL AND CONSOLIDATED ACQUISITION. Consolidated Capital, Consolidated Acquisition and the Management Shareholders jointly and severally represent and warrant to Angeles Acquisition as follows:

         (a) ORGANIZATION, STANDING AND POWER. (i) Consolidated Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse affect on Consolidated Capital and the Consolidated Entities (as hereinafter defined) taken as a whole.

         (ii) Schedule 2.1(a) hereto lists each of the direct and indirect subsidiaries of Consolidated Capital and each association, partnership, joint venture, limited liability company or other entity in which Consolidated Capital has an interest, either of record, beneficially or equitably along with a description of the interest held by Consolidated Capital in such entity (individually, a "Consolidated Entity" and together, the "Consolidated Entities"). All shares of capital stock or ownership interests of each Consolidated Entity held by Consolidated Capital or another Consolidated Entity have been duly authorized, are fully paid and nonassessable, and are lawfully owned of record and beneficially by Consolidated Capital or another Consolidated Entity free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever.

         (iii) Each Consolidated Entity is duly organized, validly existing, in good standing and qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on Consolidated Capital and the Consolidated Entities taken as a whole.

         (b) CAPITAL STRUCTURE. The authorized capital stock of Consolidated Capital consists of 50,000,000 shares of Common Stock, par value $.0001 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share. As of the close of business on December 31, 1996, 1,570,546 shares of Consolidated Capital Common Stock were outstanding; no shares of Consolidated Capital Common Stock were held by Consolidated Capital in its treasury, and no shares of Consolidated Capital Preferred Stock were issued or outstanding. All outstanding shares of Consolidated Capital Common Stock are, and the Merger Shares to be issued pursuant to this Agreement will be when issued pursuant to the terms of the resolution of the Board of Directors of Consolidated Capital approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the issued and outstanding shares of Consolidated Capital Common Stock were issued in compliance with all Federal and state securities laws. Except for options described in Schedule 2.1(b) hereto, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Consolidated Capital at any time, or upon the happening of any stated event, any shares of the capital stock of Consolidated Capital or any Consolidated Entity, whether or not presently issued or outstanding.

         (c) CERTIFICATE OF INCORPORATION, BY-LAWS, AND MINUTE BOOKS. The copies of the Certificate of Incorporation and of the By-Laws of Consolidated Capital and Consolidated Acquisition and the organizational documents of each Consolidated Entity which have been delivered to Angeles Acquisition are true, correct and complete copies thereof. The minute books of Consolidated Capital and Consolidated Acquisition which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Consolidated Capital and Consolidated Acquisition since the respective dates of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

         (d) AUTHORITY. (i) Consolidated Capital and Consolidated Acquisition have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Consolidated Capital and Consolidated Acquisition and Consolidated Capital as the sole shareholder of Consolidated Acquisition. No other corporate or shareholder proceedings on the part of Consolidated Capital or Consolidated Acquisition are necessary to authorize the Merger, the sale of assets pursuant to the Asset Agreement (as herein defined) or the other transactions contemplated hereby.

         (ii) Each of the Management Shareholders has the capacity, power, authority and legal right to execute, deliver and perform this Agreement.

         (iii) This Agreement has been duly executed and delivered by Consolidated Capital, Consolidated Acquisition and each of the Management Shareholders and constitutes a valid and binding obligation of each of them enforceable in accordance with its terms.

         (e) CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement and the Asset Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to any provision of the Certificate of Incorporation or By-laws or any organizational document of Consolidated Capital or any Consolidated Entity or, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Consolidated Capital or any Consolidated Entity or their respective properties or assets which Violation would have a material adverse effect on Consolidated Capital and the Consolidated Entities taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to Consolidated Capital or any Consolidated Entity in connection with the execution and delivery of this Agreement by Consolidated Capital and Consolidated Acquisition or the consummation by Consolidated Capital and Consolidated Acquisition of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on Consolidated Capital and the Consolidated Entities, taken as a whole, except for (i) the filing of such documents with, and the obtaining of such orders from, the Securities and Exchange Commission (the "SEC"), the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; and (ii) the filing of Certificates of Merger with the Secretary of State of Delaware and the Secretary of State of Colorado.

         (f) SEC DOCUMENTS. Consolidated Capital has furnished Angeles Acquisition with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Consolidated Capital with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "Consolidated Capital SEC Documents") and since that date Consolidated Capital has filed with the SEC all documents required to be filed pursuant to Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, the Consolidated Capital SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Consolidated Capital SEC Documents, and none of the Consolidated Capital SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Consolidated Capital included in the Consolidated Capital SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, are accurate, complete and in accordance with the books and records of Consolidated Capital, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Consolidated Capital as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

         (g) BOOKS AND RECORDS. Consolidated Capital has made and will make available for inspection by Angeles Acquisition upon reasonable request all the books of Consolidated Capital and the Consolidated Entities, relating to the business of Consolidated Capital and the Consolidated Entities. Such books of Consolidated Capital and the Consolidated Entities have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Angeles Acquisition by Consolidated Capital are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

         (h) COMPLIANCE WITH LAWS. Consolidated Capital and the Consolidated Entities are and have been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

         (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Consolidated Capital SEC Documents filed prior to the date of this Agreement or in the audited consolidated balance sheets of Consolidated Capital and the related consolidated statements of income, cash flows and changes in shareholders' equity as of and for the period ended December 31, 1995 (the "Consolidated Capital 1995 Financials"), true and correct copies of which have been delivered to Angeles Acquisition, or except as contemplated by this Agreement or the Asset Agreement or except as set forth on Schedule 2.1(i), since the date of the Consolidated Capital 1995 Financials, Consolidated Capital and the Consolidated Entities have conducted their respective businesses only in the ordinary course, and, as of the date of this Agreement, there has not been (i) any material adverse change, alone or in the aggregate, in the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Consolidated Capital or any Consolidated Entity; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Consolidated Capital's capital stock.

         (j) NOTES RECEIVABLE. The notes receivable of Consolidated Capital as set forth on the consolidated balance sheet of Consolidated Capital and the related consolidated statements of income, cash flows and changes in shareholders' equity as of and for the period ended September 30, 1996 (the "Consolidated Capital Interim Financial Statements") or arising since the date thereof are valid and genuine; are not subject to valid defenses, set-offs or counterclaims. All currently outstanding notes receivable of Consolidated Capital are listed on Schedule 2.1(j).

         (k) LIABILITIES AND OBLIGATIONS. None of Consolidated Capital or the Consolidated Entities have any material liabilities or obligations (direct or indirect, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Consolidated Capital Interim Financial Statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since September 30, 1996 in the ordinary course of business consistent with past practice and in accordance with this Agreement.

         (l) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of Consolidated Capital, threatened against or affecting Consolidated Capital or any Consolidated Entity which is reasonably likely to have a material adverse effect on Consolidated Capital or any Consolidated Entity, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Consolidated Capital or any Consolidated Entity having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (m) TAXES. Each of Consolidated Capital and the Consolidated Entities has filed or will file within the time prescribed by law and (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with all other jurisdictions where such filing is required by law; and Consolidated Capital and the Consolidated Entities have paid, or have made adequate provision in the Consolidated Capital Interim Financial Statements for the payment of all taxes, interest, penalties, assessments or deficiencies shown due and payable on, and with respect to all periods ending prior to September 30, 1996. Consolidated Capital knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

         (n) ASSETS. Consolidated Capital and the Consolidated Entities have good and marketable title to all their real and personal properties and assets reflected in the Consolidated Capital Interim Financial Statements free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (i) as otherwise disclosed in the Consolidated Capital Interim Financial Statements, (ii) the lien of current taxes not yet due and payable, (iii) properties, interests, and assets disposed of by Consolidated Capital or any Consolidated Entity since September 30, 1996 solely in the ordinary course of business consistent with past practice other than pursuant to the Asset Agreement and (iv) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto.

         (o) CONTRACTS. All written or oral contracts, agreements, loan agreements, leases, mortgages or commitments ("Contracts"), excluding Contracts involving payments of less than $10,000 over the term thereof, to which Consolidated Capital or any Consolidated Entity is a party or may be bound and which cannot be terminated by Consolidated Capital or any Consolidated Entity without penalty within 30 days after written notice are listed on Schedule 2.1(o). Except as described in Schedule 2.1(o) hereto, all Contracts are valid and in full force and effect on the date hereof, and neither Consolidated Capital nor any Consolidated Entity has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which might have a materially adverse effect upon the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Consolidated Capital or any Consolidated Entity. True and complete copies of all Contracts, together with all amendments thereto, disclosed in Schedule 2.1(o) have been delivered to Angeles Acquisition or made available for inspection. Schedule 2.1(o) identifies all Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby.

         (p) BENEFIT PLANS. Schedule 2.1(p) hereto lists all employee benefit plans, contracts, agreements or arrangements sponsored, maintained or contributed to by Consolidated Capital or any Consolidated Entity (collectively, the "Consolidated Capital Employee Benefit Plans"). Neither Consolidated Capital nor any Consolidated Entity has incurred any obligation to contribute any material amount to any multi-employer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); neither Consolidated Capital nor any Consolidated Entity has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, and each Consolidated Capital Employee Benefit Plan is in compliance with all applicable laws and regulations in all material respects.

         (q) LICENSES, PERMITS; INTELLECTUAL PROPERTY (i) Consolidated Capital and each Consolidated Entity own or possess in the operation of their business all material franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise ("Authorization"), which are necessary for them to conduct their business as now conducted. Neither Consolidated Capital nor any Consolidated Entity is in material default, or has received any notice of any claim of default, with respect to any such Authorization or any notice of any other claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization. Except as described in Schedule 2.1(q), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such Authorization.

         (ii) Consolidated Capital does not hold or use any patents or use any trade names, trademarks, servicemarks.

         (r)     ENVIRONMENTAL MATTERS.  To the knowledge of Consolidated
         Capital:

         (i) Except as set forth on Schedule 2.1(r), Consolidated Capital and the Consolidated Entities are in compliance with all Environmental Laws (as defined below);

         (ii) Except as set forth on Schedule 2.1(r), Consolidated Capital has no knowledge of an existing or potential Environmental Claim (as defined below), nor has Consolidated Capital or any Consolidated Entity received any notification or knowledge of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any disposal, release, or threatened release at any location of any Hazardous Substance (as defined below) stored, generated or transported by Consolidated Capital or any Consolidated Entity.

         (iii) Except as set forth on Schedule 2.1(r), (x) no underground tank or other underground storage receptacle for Hazardous Substances has leaked from any underground tank or related piping at any time; and (y) there have been no releases of

         Hazardous Substances by Consolidated Capital or any Consolidated Entity on, upon or into any properties of Consolidated Capital or any Consolidated Entity.

         (iv) Except as set forth on Schedule 2.1(r), there are no PCBs or asbestos located at or on any owned or leased property of Consolidated Capital or any Consolidated Entity.

         (v) No environmental lien has attached to any real property owned or leased by Consolidated Capital or any Consolidated Entity.

         (vi) Definitions. For purposes of this Agreement, "Environmental Laws" shall mean all federal, state, district, local, and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits, or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environment (including without limitation ambient air, surface water, ground water, land surface, or subsurface strata), including without limitation (x) laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the environment and (y) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of pollutants, contaminants, chemicals, industrial materials, wastes, or other substances.

         For purposes of this Agreement, "Environmental Claims" shall mean all accusations, allegations, notice of violations, liens, claims, demands, suits, or causes of action or any damage, including without limitation, personal injury, property damage (including any depreciation of property values), lost use of property, or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws.

         For purposes of this Agreement, "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by any Consolidated Entity or its predecessors or such predecessors in interest, agents, representatives, employees, or independent contractors.

         For purposes of this Agreement, "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, or otherwise hazardous substances or materials (whether solids, liquids or gases), including but not limited to any substances, materials, or wastes subject to regulation, control, or remediation under Environmental Laws.

         (s) INTERIM OPERATIONS OF CONSOLIDATED ACQUISITION Consolidated Acquisition has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         (t) TRANSACTIONS AND AFFILIATES. Except as described in Schedule 2.1(t) or the Consolidated Capital SEC Documents, no director or officer of Consolidated Capital or any member of his or her immediate family, is a party to any Contract or other business arrangement or relationship of any kind with Consolidated Capital or any Consolidated Entity or, except for the ownership of not more than 1% of the stock of a company having a class of securities registered pursuant to the Exchange Act, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with Consolidated Capital or any Consolidated Entity.

         (u) BROKERAGE. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Consolidated Capital or Consolidated Acquisition.

         2.2 REPRESENTATIONS AND WARRANTIES OF ANGELES ACQUISITION. Angeles Acquisition and Stone Pine represent and warrant to Consolidated Capital and Consolidated Acquisition as follows:

         (a) ORGANIZATION, STANDING AND POWER. (i) Angeles Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdiction where the failure so to qualify would not have a material adverse effect on Angeles Acquisition and the Angeles Entities (as hereinafter defined) taken as a whole.

         (ii) Schedule 2.2(a) hereto lists each of the direct and indirect subsidiaries of Angeles Acquisition and each association, partnership, joint venture, limited liability company or other entity in which Angeles Acquisition has an interest, either of record, beneficially or equitably, including Angeles Metal Trim, along with a description of the interest held by Angeles Acquisition in such entity (individually, an "Angeles Entity" and together, the "Angeles Entities"). All shares of capital stock or ownership interests of each Angeles Entity held by Angeles Acquisition or another Angeles Entity have been duly authorized, are fully paid and nonassessable, and, are lawfully owned of record and beneficially by Angeles Acquisition or another Angeles Entity free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever.

         (iii) Each Angeles Entity is duly organized, validly existing, in good standing and qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on Angeles Acquisition and the Angeles Entities taken as a whole.

         (b) CAPITAL STRUCTURE. The authorized capital stock of Angeles Acquisition consists of 2,500 shares of Common Stock, no par value.
         As of the close of business on December 31, 1996, 100 shares of Angeles Acquisition Common Stock were outstanding and no shares of Angeles Common Stock were held by Angeles Acquisition in treasury.
         All outstanding shares of Angeles Acquisition Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of Angeles Acquisition Common Stock were issued in compliance with all Federal and State Securities Laws. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Angeles Acquisition at any time, or upon the happening of any stated event, any shares of the capital stock of Angeles Acquisition or any Angeles Entity, whether or not presently issued or outstanding.

         (c) CERTIFICATE OF INCORPORATION, BY-LAWS, AND MINUTE BOOKS. The copies of the Certificate of Incorporation and of the By-Laws of Angeles Acquisition and each Angeles Entity which have been delivered to Consolidated Capital are true, correct and complete copies thereof. The minute books of Angeles Acquisition and each Angeles Entity which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Angeles Acquisition and each Angeles Entity since the respective dates of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

         (d) AUTHORITY. (i) Angeles Acquisition has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and sole shareholder of Angeles Acquisition, and no other corporate or shareholder proceedings on the part of Angeles Acquisition are necessary to authorize the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Angeles Acquisition and constitutes a valid and binding obligation of Angeles Acquisition enforceable in accordance with its terms.

         (ii) Stone Pine has all requisite power and authority to enter into this Agreement and this Agreement constitutes a valid and binding obligation of Stone Pine enforceable in accordance with its terms.

         (e) CONFLICT WITH AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Angeles Acquisition or any Angeles Entity or, except as set forth on Schedule 2.2(e) hereto, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Angeles Acquisition or any Angeles Entity or their respective properties or assets which Violation would have a material adverse effect on Angeles
         Acquisition and the Angeles Entities taken as a whole.   Except as set
         forth on Schedule 2.2(e) hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Angeles Acquisition or any Angeles Entity in connection with the execution and delivery of this Agreement by Angeles Acquisition or the consummation by Angeles Acquisition of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on Angeles Acquisition and the Angeles Entities taken as a whole except for the filing of Certificates of Merger with the Secretary of State of Delaware and the Secretary of State of Colorado.

         (f) FINANCIAL STATEMENTS. Angeles Acquisition has furnished Consolidated Capital with reviewed consolidated balance sheets of Angeles Metal Trim as at December 31, 1995 (the "Angeles Metal 1995 Financials"), December 31, 1994, and December 31, 1993, respectively, and the related statements of income and cash flows for the periods then ended, accompanied by the report of Grant Thorton, along with an unaudited balance sheet of Angeles Metal Trim as of November 30, 1996, and the related unaudited statements of income and cash flows for the period then ended (the "Angeles Metal Interim Financial Statements"). The Angeles Metal 1995 Financials including the footnotes thereto, except as indicated therein, have been prepared as set forth in the report of the auditors which is a part of the same. The Angeles Metal Financials as of December 31, 1995, 1994 and 1993 and the Angels Metal Interim Financial Statements are substantially complete and correct in all material respects and fairly present in all material respects the financial condition and results of the operations of Angeles Metal and the changes in its financial position at such dates and for such periods and show all material liabilities absolute or contingent of Angeles Metal. Notwithstanding anything in this Agreement to the contrary, Angeles Acquisition makes no representations or warranties to Consolidated Capital as to the adequacy or sufficiency of any reserves set forth in the Angeles Metal 1995 Financials.

         (g) BOOKS AND RECORDS. Angeles Acquisition has made and will make available for inspection by Consolidated Capital upon reasonable request all the books of account, relating to the business of the Angeles Entities. Such books of account of the Angeles Entities have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Consolidated Capital by Angeles Acquisition are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

         (h) COMPLIANCE WITH LAWS. Angeles Acquisition and the Angeles Entities are and have been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

         (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Angeles Metal 1995 Financials or except as contemplated by this Agreement, the Angeles Metal Trim Purchase Agreement (as herein defined) or as set forth on Schedule 2.2(i), since the date of the Angeles Metal 1995 Financials, Angeles Metal has conducted its business only in the ordinary course, and, as of the date of this Agreement, there has not been (i) any material adverse change, alone or in the aggregate, in the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Angeles Metal's capital stock.

         (j) ACCOUNTS RECEIVABLE. The accounts receivable appearing on the Angeles Metal Interim Balance Sheet and all accounts receivable created since that date represent valid obligations (subject to the effects of bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally) owing to Angeles Metal, subject to the reserve for doubtful accounts appearing on the Angeles Metal Interim Balance Sheet which reserve may be adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Angeles Metal.

         (k) INVENTORY. The values at which the inventories of Angeles Metal Trim and CBS as shown on the Angeles Metal Interim Financial Statements have been determined in accordance with the normal valuation policy of Angeles Metal Trim and CBS, consistently applied. All inventory of each of Angeles Metal Trim and CBS, whether reflected in the Angeles Metal Interim Financial Statements or otherwise, consists of a quality and quantity usable and saleable in the ordinary course of business except for items of obsolete materials and materials of below standard quality, all of which have been written down in the Angeles Metal Interim Financial Statements to realizable market value or for which reasonably adequate reserves have been provided therein. Except as specifically indicated in the Angeles Metal Interim Financial Statements, the present quantities of all inventory of the Angeles Metal Trim and CBS are reasonable and warranted in the present circumstances of the business of the Angeles Metal Trim and CBS.

         (l) LIABILITIES AND OBLIGATIONS. None of Angeles Acquisition or the Angeles Entities have any material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) those liabilities incurred in connection with the transaction contemplated by the Angeles Metal Trim Purchase Agreement, (ii) liabilities that are reflected and reserved against on the Angeles Metal Interim Financial Statements that have not been paid or discharged since the date thereof and (iii) liabilities incurred since November 30, 1996 in the ordinary course of business consistent with past practice and in accordance with this Agreement.

         (m) LITIGATION. Except as described in Schedule 2.2(m), there is no suit, action or proceeding pending, or, to the knowledge of Angeles Acquisition, threatened against or affecting Angeles Acquisition or any Angeles Entity which is reasonably likely to have a material adverse effect on Angeles Acquisition or any Angeles Entity, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Angeles Acquisition or any Angeles Entity having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (n) TAXES. Each of the Angeles Entities has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with all other jurisdictions where such filing is required by law; and the Angeles Entities have paid, or have made adequate provision in the Angeles Metal Interim Financial Statements for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to all periods ending prior to September 30, 1996. Angeles Acquisition knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

         (o) ASSETS. Except as described in Schedule 2.2(o), the Angeles Entities have good and marketable title to all their real and personal properties and assets reflected in the Angeles Metal Interim Financial Statements free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (i) the lien of current taxes not yet due and payable, (ii) properties, interests, and assets disposed of by Angeles Metal Trim or any Angeles Entity since November 30, 1996 solely in the ordinary course of business consistent with past practice and (iii) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto.

         (p) CONTRACTS. All Contracts, excluding purchase or sales orders placed in the ordinary course of business and other Contracts involving payments of less than $10,000 over the term thereof, to which Angeles Acquisition or any Angeles Entity is a party or may be bound and which cannot be terminated by Angeles Acquisition or any Angeles Entity without penalty within 30 days after written notice are listed on Schedule 2.2(p). Except as described in Schedule 2.2(p) hereto, all Contracts are valid and in full force and effect on the date hereof, and neither Angeles Acquisition nor any Angeles Entity has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which might have a materially adverse effect upon the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Angeles Acquisition or any Angeles Entity. True and complete copies of all Contracts, together with all amendments thereto, disclosed in Schedule 2.2(p) have been delivered to Consolidated Capital or made available for inspection. Schedule 2.2(p) identifies all Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby.

         (q) BENEFIT PLANS. Schedule 2.2(q) hereto lists all employee benefit plans, contracts, agreements or arrangements sponsored, maintained or contributed to by any Angeles Entity (collectively, the "Angeles Employee Benefit Plans"). Neither Angeles nor any Angeles Entity has incurred any obligation to contribute any material amount to any multi-employer plan, as defined in Section 3(37) of ERISA; neither Angeles nor any Angeles Entity has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, and each Angeles Employee Benefit Plan is in compliance with all applicable laws and regulations in all material respects.

         (r)     LICENSES, PERMITS; INTELLECTUAL PROPERTY.   Angeles
         Acquisition and each Angeles Entity owns or possesses in the operation of their business all material Authorizations which are necessary for them to conduct their business as now conducted. Neither Angeles Acquisition nor any Angeles Entity is in material default, or has received any notice of any claim of default, with respect to any such Authorization or any notice of any other claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization. Except as described in Schedule 2.2(r), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such Authorization.

         (ii) Set forth in Schedule 2.2(r) is a list of the material domestic and foreign patents, patent applications, patent licenses, software, corporate or other names, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications licensed or owned by the Angeles Entities, (collectively the "Intellectual Property"). Schedule 2.2(r) sets forth any Intellectual Property licenses from the Angeles Entities to third parties. Except for the trade names "Gripper," "Stitcher" and "Driller", which one Douglas Cable has the right to use, unless otherwise indicated in Schedule 2.2(r), the Angeles Entities own the entire right, title and interest in and to the Intellectual Property and each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 2.2(r), duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in Schedule 2.2(r) and, to the knowledge of Angeles Acquisition, such registrations, filings and issuances remain in full force and effect and there are no pending proceedings or litigation or other adverse claims made in writing affecting or with respect to the Intellectual Property.

         (s)     ENVIRONMENTAL MATTERS. To the knowledge of Angeles Acquisition
         Co.:

         (i) All underground storage tanks have been removed from the premises leased to an Angeles Entity by D.K. Cable (the "Cable Premises").

         (ii) No Angeles Entity has received any actual written notification of any investigation regarding any disposal, release or threatened release at any of the Cable Premises of any Hazardous Substances stored, generated or transported by the Angeles Entities.

         (iii) The Angeles Entities in the ordinary course of their business utilize petroleum products and generate waste water in the manufacturing process at the Cable Premises in accordance with applicable governmental permits issued therefore.

         (iv) Except as set forth on Schedule 2.2(s), there are no PCBs or asbestos located at or on the Premises or any other owned or leased property of the Angeles Entities.

         (v) No environmental lien has attached to any real property owned or leased the Angeles Entities.

         (t) REAL PROPERTY. (i) Schedule 2.2(t) constitutes a true and complete list of all real property owned or leased by any Angeles Entity or to which any Angeles Entity may have any ownership or leasehold rights (the "Premises"). With respect to the Premises, all appurtenant rights, privileges and easements belonging or appertaining thereto and all buildings, structures and improvements thereon:

                 (w) except for the matter set forth on Schedule 2.2(t) hereto, no person, firm or corporation other than any Angeles Entity has any rights, (including rights arising under an installment contract, option to purchase, easement, right of way, or otherwise) with respect to the Premises or any part or parts thereof;

                 (x) except for the matter set forth on Schedule 2.2(t) hereto, no person, firm or corporation other than any Angeles Entity has any rights, (including rights arising under an installment contract, option to purchase, easement, right of way, or otherwise) with respect to the Premises or any part or parts thereof;

                 (y) each of the buildings and other improvements constituting part of the Premises is of reasonably sound structural integrity and is able and adequate for its intended purpose and to conduct Angeles Business as it is now being conducted; and

                 (z) the present zoning for the City of Commerce property is C-M.

         (ii) Schedule 2.2(t) contains a list of all real property leases to which any Angeles Entity is a party (the "Scheduled Leases"). The Scheduled Leases are (x) in full force and effect and no Angeles Entity has received any notice of default and does not possess any knowledge of or notice of a material event, occurrence, condition or act (including the entering into of this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the Angeles Entity pursuant to the terms of the Scheduled Leases; and (y) all rents and additional rents due to date on each Scheduled Lease have been paid. To the knowledge of Angeles Acquisition, the property subject to the Scheduled Leases are not subject to any immediate eminent domain proceeding.

         (iii) There are no restrictions respecting availability of public utilities, including, but not limited to, sewer, gas and electricity and the Premises are served by all such utilities; all payments, assessments, deposits and other charges relating to such utilities and any other existing on-site improvements (including public or quasi-public utilities or services) have been paid in full to the extent the are due.

         (u) INTERIM OPERATIONS OF ANGELES ACQUISITION Angeles Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         (v) TRANSACTIONS AND AFFILIATES. Except as described in Schedule 2.2(v), no director or officer of Angeles Acquisition or any Angeles Entity or any member of his or her immediate family, is a party to any Contract or other business arrangement or relationship of any kind with Angeles Acquisition or any Angeles Entity or, except for the ownership of not more than 1% of the stock of a company having a class of securities registered pursuant to the Exchange Act, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with any Angeles Acquisition or Angeles Entity.

         (w) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of any Angeles Entity.

                                  ARTICLE III

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1 COVENANTS OF ANGELES ACQUISITION AND CONSOLIDATED CAPITAL. During the period from the date of this Agreement and continuing until the Effective Time, Angeles Acquisition and Consolidated Capital each agree as to itself and its related entities and subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

         (a) ORDINARY COURSE. Each party and their respective entities and subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, prior to the Closing, the Management Shareholders shall acquire from Consolidated Capital certain assets (the "Transferred Assets") and assume all of the liabilities (the "PreClosing Liabilities") of Consolidated Capital on the terms set forth in the Asset Purchase Agreement attached hereto as Exhibit A and incorporated herein by reference (the "Asset Agreement").

         (b) DIVIDENDS; CHANGES IN STOCK. No party shall, nor shall any party permit any of its subsidiaries to, nor shall any party propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

         (c) ISSUANCE OF SECURITIES. No party shall, nor shall any party permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

         (d) GOVERNING DOCUMENTS. No party shall amend or propose to amend its Certificate of Incorporation or By-laws.

         (e) NO SOLICITATIONS. No party shall, nor shall any party permit any of its related entities or subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its related entities or subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal. Each party shall promptly advise the other orally and in writing of any such inquiries or proposals. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving a party hereto or any related entity or subsidiary of such party or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such party or related entity or any of its subsidiaries other than the transactions contemplated by this Agreement.

         (f) NO ACQUISITIONS. No party shall, nor shall any party permit any of its related entities or subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to such party and related entities and its subsidiaries taken as a whole.

         (g) NO DISPOSITIONS. Except for the transfer of assets pursuant to the Asset Agreement or in the ordinary course of business consistent with prior practice, no party shall, nor shall any party permit any of its related entities or subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party, its related entities and its subsidiaries taken as a whole.

         (h) INDEBTEDNESS. No party shall, nor shall any party permit any of its related entities or subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or related entities or any of its subsidiaries or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

         (i) COMPENSATION. No party shall grant any increase in the salary or other compensation of its officers or other employees or grant any bonus to any officer or other employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or other employee of such party.

         (j) NO NEW SEVERANCE. No party shall take any action to institute any new severance or termination pay practices with respect to any directors or officers or other employees of such party or to increase the benefits payable under its severance or termination pay practices.

         (k) BENEFIT PLANS. No party shall adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors or officers or other employees except as otherwise contemplated by this Agreement.

         3.2 OTHER ACTIONS. No party shall, nor shall any party permit any of its related entities subsidiaries to, take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Merger set forth in Article V not being satisfied. The parties hereto acknowledge and agree that certain representations and warranties set forth in Section 2.1 of this Agreement shall not be true as a result of and upon the consummation of the transactions contemplated by the Asset Agreement and such effect shall not constitute a breach of such representations and warranties.

         3.3 ADVICE OF CHANGES; FILINGS. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party and its related entities and subsidiaries taken as a whole. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any State or Federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.


                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

         4.1 PURCHASE OF STOCK. On the Closing Date, Angeles Acquisition shall acquire from the Management Shareholders or other shareholder of Consolidated Capital an aggregate of 145,000 shares of Consolidated Capital Common Stock and within 90 days of the Closing, 55,000 shares of Consolidated Capital Stock, for an aggregate purchase price of $80,000 on the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B. The consummation of the stock purchase of the initial 145,000 shares shall be conditioned on such shares being freely transferable by Angeles Acquisition under the Securities Act and any applicable state securities laws and the consummation of the Merger.

         4.2     RESTRICTED CONSOLIDATED CAPITAL SHARES; REGISTRATION RIGHTS.
(a) The Merger Shares will not be registered under the Securities Act, and accordingly, will constitute "restricted securities" for purposes of the Securities Act and the Angeles Acquisition shareholder will not be able to transfer such Merger Shares except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or an exemption therefrom. The certificates evidencing the Merger Shares shall contain a legend to the foregoing effect and Stone Pine shall deliver at Closing an Investment Letter in substantially the form of Exhibit C hereto acknowledging the fact that the Merger Shares are restricted securities and agreeing to the foregoing transfer restrictions.

         (b) Consolidated Capital, shall upon the demand of any holder of the Merger Shares, file a registration statement with the SEC to permit the sale of the Merger Shares by the holders of such shares from time to time. The holders of the Merger Shares shall also have "piggyback" registration rights.

         4.3 ACCESS TO INFORMATION. Upon reasonable notice, Consolidated Capital and Angeles Acquisition shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Consolidated Capital and Angeles Acquisition shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

         4.4 LEGAL CONDITIONS TO MERGER. Each of Consolidated Capital, Consolidated Acquisition and Angeles Acquisition will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their related entities or subsidiaries in connection with the Merger. Each of Consolidated Capital, Consolidated Acquisition and Angeles Acquisition will, and will cause its related entities or subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Consolidated Capital, Angeles Acquisition or any of their related entities or subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         4.5 STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Consolidated Capital, whether vested or unvested, shall be cancelled.

         4.6 CONSOLIDATED CAPITAL BOARD OF DIRECTORS AND OFFICERS. All of the directors of Consolidated Capital shall resign as directors of Consolidated Capital as of the Closing Date and the following persons shall be appointed as directors of Consolidated Capital as of such date: Thompson H. Rogers, J. Paul Bagley, III and L. Wayne Harber

         4.7 EXPENSES. Subject to Section 6.2 and 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         4.8 SUBSEQUENT SEC FILINGS. After the Closing Date, the following documents shall be filed by Consolidated Capital with the SEC and/or the National Association of Securities Dealers, Inc.:

         (a) Within seventy-five (75) days following the Closing Date, Consolidated Capital shall file under cover of Form 8-K, audited financial statements of Angeles Metal Trim, proforma financial information and other disclosures as required by Form 8-K of the Exchange Act and Regulation S-B of the 1933 Act;

         (b) Consolidated Capital will make its reasonable best efforts to comply with the initial listing requirements imposed by the Nasdaq Stock Market and, provided that Consolidated Capital meets such criteria (of which there can be no assurance) or believes in its sole discretion that an exception from one or more criteria is likely, Consolidated Capital shall file within ninety (90) days of the Closing Date an application for listing of its Common Stock on the Nasdaq Small Cap Market, pay the applicable fees, and file such other documents which may be requested by Nasdaq and use its best efforts to obtain such listing;

         (c) Consolidated Capital shall cause to be filed such other reports as may be required to be filed with the SEC or the Nasdaq by Sections 13 or 15(d) of the Exchange Act or necessary to maintain listing of the Common Stock on Nasdaq.

         4.9 ANGELES METAL TRIM PURCHASE AGREEMENT. The parties hereto acknowledge and agree that Angeles Acquisition acquired the shares of Angeles Metal Trim pursuant to a Stock Purchase Agreement with the prior stockholders of Angeles Metal Trim (the "Angeles Metal Trim Purchase Agreement") which agreement provides for certain rights of Angeles Acquisition. In the event that there is a breach of any of the representations and warranties of the Angeles Metal Trim stockholders contained in the Angeles Metal Trim Purchase Agreement, Angeles Acquisition shall enforce against such Angeles Metal Trim stockholders any rights of Angeles Acquisition contained in such Angeles Metal Trim Purchase Agreement.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) NECESSARY APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on Consolidated Capital and its subsidiaries and related entities, taken as a whole, shall have been filed, occurred or been obtained. Consolidated Capital shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Merger Shares and to consummate the Merger.

         (b) ASSET AGREEMENT. The Management Shareholders shall have acquired certain assets of Consolidated Capital and assumed the PreClosing Liabilities pursuant to the terms of the Asset Agreement and as of the Effective Time Consolidated Capital shall have no liabilities or obligations of any kind other than those arising from this Agreement or the Merger.

         5.2 CONDITIONS OF OBLIGATIONS OF CONSOLIDATED CAPITAL AND CONSOLIDATED ACQUISITION. The obligations of Consolidated Capital and Consolidated Acquisition to effect the Merger are subject to the satisfaction of the following conditions unless waived by Consolidated Capital and Consolidated Acquisition:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Angeles Acquisition set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Consolidated Capital shall have received a certificate signed on behalf of Angeles Acquisition by the President of Angeles Acquisition and the Manager of Stone Pine to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF ANGELES ACQUISITION. Angeles Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior the Closing Date, and Consolidated Capital shall have received a certificate signed on behalf of Angeles Acquisition by the President to such effect.

         (c) OPINION OF COUNSEL FOR ANGELES ACQUISITION. Consolidated Capital shall have received an opinion dated the Closing Date of Gallagher, Briody & Butler, counsel for Angeles Acquisition, in form and substance reasonably satisfactory to Consolidated Capital and its counsel relating to such matters as are customarily delivered in connection with a merger transaction.

         (d) CLOSING DOCUMENTS. Consolidated Capital shall have received such certificates and other closing documents as counsel for Consolidated Capital shall reasonably request.

         (e) CONSENTS. Angeles Acquisition shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Consolidated Capital, individually or in the aggregate, have a material adverse effect on Angeles Acquisition and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.

         (f) BUSINESS REVIEW. Consolidated Capital shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Angeles Acquisition and the Angeles Entities and shall not have determined that any of the representations or warranties of Angeles Acquisition contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Angeles Acquisition is otherwise in violation of any of the provisions of this Agreement.

         (g) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Consolidated Capital, made in good faith, would make the consummation of the Merger imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Angeles Acquisition or any Angeles Entity, the consequences of which, in the judgment of Consolidated Capital, could be materially adverse to Angeles Acquisition, or any Angeles Entity.

         5.3 CONDITIONS OF OBLIGATIONS OF ANGELES ACQUISITION. The obligation of Angeles Acquisition to effect the Merger is subject to the satisfaction of the following conditions unless waived by Angeles Acquisition:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Consolidated Capital set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by Sections 3.1(a) and 3.2 of this Agreement with respect to the Asset Agreement, and Angeles Acquisition shall have received a certificate signed on behalf of Consolidated Capital by the Chief Executive Officer to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF CONSOLIDATED CAPITAL AND CONSOLIDATED ACQUISITION. Consolidated Capital and Consolidated Acquisition shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Angeles Acquisition shall have received a certificate signed on behalf of Consolidated Capital by the Chief Executive Officer of Consolidated Capital to such effect.

         (c) OPINION OF COUNSEL FOR CONSOLIDATED CAPITAL. Angeles Acquisition shall have received an opinion dated the Closing Date of Overton, Babiarz & Sykes, counsel for Consolidated Capital, in form and substance reasonably satisfactory to Angeles Acquisition and its counsel relating to (i) such matters as are customarily delivered in connection with a merger transaction, (ii) that Consolidated Capital is required to file reports, and has for a period of at least twelve months prior to the Closing filed all material required to be filed, pursuant to Section 15(d) of the Exchange Act and (iii) the transactions covered by the Asset Agreement do not require the approval of the shareholders of Consolidated Capital.

         (d) CLOSING DOCUMENTS. Angeles Acquisition shall have received such certificates and other closing documents as counsel for Angeles Acquisition shall reasonably request.

         (e) CONSENTS. Consolidated Capital shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Angeles Acquisition, individually or in the aggregate, have a material adverse effect on Consolidated Capital and its subsidiaries and related entities, taken as a whole upon the consummation of the transactions contemplated hereby.

         (f) BUSINESS REVIEW. Angeles Acquisition shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Consolidated Capital and the Consolidated Entities and shall not have determined that any of the representations or warranties of Consolidated Capital contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Consolidated Capital is otherwise in violation of any of the provisions of this Agreement.

         (g) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Angeles Acquisition, made in good faith, would make the consummation of the Merger imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Consolidated Capital or any Consolidated Entity, the consequences of which, in the judgment of Angeles Acquisition, could be materially adverse to Consolidated Capital or any Consolidated Entity.

         (h) NO CONVERTIBLE SECURITIES OUTSTANDING. Consolidated Capital shall have secured the cancellation, on terms and conditions reasonably satisfactory to Angeles Acquisition, of all outstanding stock options and no options, rights, convertible securities or other instruments exercisable for equity securities of Consolidated Capital shall be outstanding.

         (i) RESIGNATION OF DIRECTORS. Each director of Consolidated Capital shall have delivered his written resignation as a director of Consolidated Capital effective as of the Closing Date of the Merger.

                                   ARTICLE VI

                                INDEMNIFICATION

         6.1 INDEMNIFICATION OBLIGATIONS OF MANAGEMENT SHAREHOLDERS. From and after the Effective Time the Management Shareholders jointly and severally, shall reimburse, indemnify and hold harmless Consolidated Capital and Angeles Acquisition and their directors, officers, shareholders, employees, representatives and agents (each such person and its or his heirs, executors, administrators, successors and assigns is referred to herein as an "Angeles Indemnified Party") against and in respect of:

         (a) Any and all damages, losses, settlement payments, deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Angeles Indemnified Party because of or that result from, relate to or arise out of:

                 (i) any asset of Consolidated Capital or any Assumed Liability of Consolidated Capital which were transferred or assumed by the Management Shareholders pursuant to the Asset Agreement; or

                 (ii) the business, operations or assets of Consolidated Capital or any Consolidated Entity prior to the Effective Time or the actions or omissions of any officer, director, shareholder, employee or agent of Consolidated Capital or any Consolidated Entity prior to the Effective Time irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Consolidated Capital or any Angeles Indemnified Party; and

         (b) Any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Angeles Indemnified Party that relate to the business, operations or assets of Consolidated Capital or any Consolidated Entity in which the event giving rise thereto occurred prior to the Effective Time or which results from or arises out of any action or inaction prior to the Effective Time of Consolidated Capital or any Consolidated Entity or any director, officer, employee, agent, representative of Consolidated Capital or any Consolidated Entity; and

         (c) Any an all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1.

         6.2 INDEMNIFICATION OBLIGATIONS OF ANGELES ACQUISITION AND STONE PINE. From and after the Effective Time Angles Acquisition and Stone Pine jointly and severally shall reimburse, indemnify and hold harmless the Management Shareholders and their representatives and agents (each such person and its or his heirs, executors, administrators, successors and assigns is referred to herein as a "Management Shareholder Indemnified Party") against and in respect of:

         (a) Any and all damages, losses, settlement payments, deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Management Shareholder Indemnified Party because of or that result from, relate to or arise out of the business, operations or assets of Consolidated Capital or any Consolidated Entity after the Effective Time or the actions or omissions of any officer, director, shareholder, employee or agent of Consolidated Capital or any Consolidated Entity after the Effective Time; and

         (b) Any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Management Shareholder Indemnified Party that relate to the business, operations or assets of Consolidated Capital or any Consolidated Entity in which the event giving rise thereto occurred after the Effective Time or which results from or arises out of any action or inaction after the Effective Time of Consolidated Capital or any Consolidated Entity or any director, officer, employee, agent, representative of Consolidated Capital or any Consolidated Entity; and

         (c) Any an all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.


         6.3 PAYMENT OF INDEMNIFICATION OBLIGATIONS. Each party agrees to pay promptly to any other indemnified party the amount of all damages, losses, settlement payments, deficiencies, liabilities, costs, expenses, claims and other obligations to which the indemnity set forth in Section 6.1 or 6.2 relates. If all or part of any such obligation is not paid when due, then the indemnifying party shall also pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be four percentage points in excess of the "prime rate" identified in The Wall Street Journal as the base rate on corporate loans at large U.S. money center commercial banks.

         6.4 OTHER REMEDIES. The indemnification rights of any indemnified party under this Article VI are independent of and in addition to such rights and remedies as such indemnified party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.



                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

         (a)     by mutual consent of Consolidated Capital and Angeles
         Acquisition;

         (b) by either Consolidated Capital or Angeles Acquisition if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within 5 business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; or

         (c) by either Consolidated Capital or Angeles Acquisition if the Merger shall not have been consummated before January 30, 1997.

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Angeles Acquisition or Consolidated Capital as provided in
Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto other than the obligation of Consolidated Capital to refund to Angeles Acquisition, within five days of such termination, $10,000 of the $20,000 which has been paid to Consolidated Capital as earnest money. Except as provided in the foregoing sentence, and Section 6.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided no amendment shall be made which by law requires approval by the shareholders of any party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 4.2, 4.7, 4.8, 4.9, 6.1, 6.2, 6.3, 6.4, 7.2 and 8.1.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) If to Consolidated Capital, Consolidated Acquisition or any Management Shareholder, to

                                  Consolidated Capital of North America, Inc.
                                  5525 Erindale Drive, Suite 201
                                  Colorado Springs, CO   80918
                                  Attention:  Raymond E. McElhaney, President

                                  Facsimile No.: 719-260-8516

                          with a copy to

                                  Overton, Babiarz & Sykes, P.C.
                                  7720 East Belleview, Suite 200
                                  Englewood, CO   80111
                                  Attention:  David Babiarz, Esq.

                                  Facsimile No.:  303-779-6006

                          and

         (b)  if to Angeles Acquisition or Stone Pine, to

                                  Angeles Acquisition Corp.
                                  c/o Stone Pine Atlantic, LLC
                                  410 17th Street, Suite 400
                                  Denver, CO   80202
                                  Attention:  Jeffrey R. Leach, President

                                  Facsimile No.: 303-446-5922
         with a copy to

                                  Gallagher, Briody & Butler
                                  212 Carnegie Center, Suite 402
                                  Princeton, NJ 08540
                                  Attn: Thomas P. Gallagher, Esq.

                                  Facsimile No.: 609-452-0090

         8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Consolidated Acquisition subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Colorado state court or any federal court in the State of Colorado in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

         8.7 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

         8.8 PUBLICITY. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

         8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Consolidated Acquisition or Angeles Acquisition may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of such company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.


                                         CONSOLIDATED CAPITAL OF NORTH
                                         AMERICA, INC.

                                         By: /s/ Raymond E. McElhany
                                            ------------------------------
                                           Name:
                                          Title:

                                         CONSOLIDATED LAND & CATTLE
                                         COMPANY

                                         By: /s/ Raymond E. McElhany
                                            ------------------------------
                                           Name:
                                          Title:


                                         MANAGEMENT SHAREHOLDERS:

                                         /s/ Raymond E. McElhaney
                                         ---------------------------------
                                         Raymond E. McElhaney

                                         /s/ Bill M. Conrad
                                         ---------------------------------
                                         Bill M. Conrad

                                         /s/ Ronald R. McGinnis
                                         ---------------------------------
                                         Ronald R. McGinnis


                                         ANGELES ACQUISITION CORP.

                                         /s/ Jeffrey R. Leach
                                         ---------------------------------
                                         Jeffrey R. Leach
                                         President


                                         STONE PINE COLORADO, L.L.C.

                                         /s/ J. Paul Bagley, III
                                         ---------------------------------
                                         J. Paul Bagley, III
                                         Manager